UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2012

INSULET CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Oak Park Drive

Bedford, Massachusetts 01730

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 457-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On October 24, 2012, the Board of Directors (the “Board”) of Insulet Corporation (the “Company”) appointed Dr. John A. Fallon to serve as a Class II director with a term expiring at the 2015 annual meeting of stockholders.

Dr. Fallon will be entitled to receive standard non-employee director compensation in the same manner and subject to the same policies as the Company’s other non-employee directors. The Company’s current non-employee director compensation policy calls for Dr. Fallon to receive: (i) an annual retainer of $35,000, (ii) upon joining the Board, a non-qualified option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the common stock’s closing price on the grant date, which option is subject to a three-year vesting period, with 50% of the total award vesting approximately one year after the grant date and 25% vesting approximately two and three years after the grant date, respectively, subject to continued service as a director, and (iii) in conjunction with the Company’s annual meeting of stockholders, annual equity grants. In 2012, the non-employee directors received grants of 4,000 restricted stock units and an option to purchase 4,000 shares of the Company’s common stock, subject to similar vesting requirements.

On October 25, 2012, the Company issued a press release regarding the appointment of Dr. Fallon. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

October 25, 2012	By:	/s/ Brian Roberts
Chief Financial Officer

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